Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our Auditors’ Report dated October 28, 2010, with respect to the statement of earnings, comprehensive income, and retained earnings and cash flows of Thermon Canada Inc., for the year ended March 31, 2010, which report appears in the Annual Report on Form 10-K of Thermon Group Holdings, Inc. for the fiscal year ended March 31, 2012.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-174039) of Thermon Group Holdings, Inc. pertaining to the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan and Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan and the Registration Statement on Form S-3 (File No. 333-181821) of the above report.

/s/ MNP LLP

Chartered Accountants

Calgary Alberta

June 7, 2012